PURCHASE AND ASSUMPTION AGREEMENT


         THIS PURCHASE AND ASSUMPTION AGREEMENT (this "Agreement") is entered into as of this 22nd day of April 1997, by and between EAGLE BANK, a federally chartered savings bank having its principal office in Bristol, Connecticut ("Eagle"), and LIBERTY BANK, a Connecticut chartered mutual savings bank having its principal office in Middletown, Connecticut ("Liberty"). Eagle and Liberty are hereinafter sometimes collectively referred to as the "Constituent Entities."

         WHEREAS, MidConn Bank ("MidConn") presently operates a branch office located at 486 Main Street, Middlefield, Connecticut (the "Middlefield Office"); and

         WHEREAS, pursuant to an Agreement and Plan of Merger dated as of January 27, 1997 by and among Eagle Financial Corp. ("EFC"), Eagle and MidConn, EFC will acquire MidConn through a merger of MidConn with and into Eagle (the "Merger"); and

         WHEREAS, Eagle wishes to assign and sell, and Liberty wishes to assume and purchase the deposits, certain deposit related loans and certain fixed assets associated with the Middlefield Office (collectively, the "Branch Sale") immediately upon the Merger or as soon thereafter as possible;

         NOW, THEREFORE, in consideration of the foregoing, of the mutual agreements, covenants, representations, warranties and conditions contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Constituent Entities agree as follows:


                                    ARTICLE I
            TRANSFER OF ASSETS AND ASSUMPTION OF DEPOSIT LIABILITIES

         1.01 EFFECTIVE DATE. Except as otherwise provided herein, the closing date (hereinafter referred to as the "Effective Date") shall be the first day upon which (i) all regulatory approvals for the Branch Sale have been obtained and all regulatory waiting periods have expired, so that the Branch Sale may be legally consummated in accordance with the terms of this Agreement, and (ii) consummation of the Merger shall have occurred; or such other date as may be mutually agreed to by the Constituent Entities.

                  1.02 PURCHASE OF ASSETS. Eagle agrees that, subject to the terms and conditions of this Agreement, it will validly sell, assign, transfer, convey and deliver to Liberty, as of the close of business on the Effective
Date:

                    (i) all of its rights, title and interest, as lessee, under the real estate lease pertaining to the Middlefield Office, together with all leasehold improvements thereon; and

                    (ii) all of its rights,  title and interest in and to all of the furniture, fixtures and equipment used in the operation of the Middlefield Office as listed on Exhibit A (the "Branch Assets").

         1.03  ASSUMPTION OF DEPOSIT LIABILITIES.

         (a) Liberty agrees, subject to the terms and conditions of this Agreement, to assume and to pay, perform and discharge all Deposits (defined below), including accrued interest, attributed to the Middlefield Office at the close of business on the Effective Date. "Deposits" means all deposit accounts as of the close of business on the Effective Date attributable to the Middlefield Office (E.G.,

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maintained with or at the Middlefield  Office) on the records of Eagle after the
Merger which are defined as deposits under Section 3(1) of the Federal Deposit Insurance Act, including (a) principal and interest accrued thereon as of the close of business on the Effective Date, (b) any collected or uncollected deposits associated therewith, and (c) any overdrawn accounts (to be assumed at their negative balance). A schedule of Deposits presently existing as of the date specified is set forth at Exhibit B.


         (b) Liberty further agrees, subject to the terms and conditions of this Agreement, to pay on the Effective Date to Eagle, as a consideration for the Branch Assets and Deposits, a premium equal to six percent of the daily average of the Deposits for the period commencing at the close of business on the last business day which is at least 30 days prior to the Effective Date, and ending at the close of business on the Effective Date.

         (c) The amounts paid under Sections 1.03 (a) and (b) on the Effective Date shall be based on the amount of the Deposits as of the close of business five business days prior to the Effective Date, with an adjustment, and a corresponding payment by Eagle to Liberty or Liberty to Eagle as the case may be, based on the actual amounts, such payment to be made within ten business days of the Effective Date.

         1.04  PURCHASE OF LOANS.

         (a) In addition to the purchase of Branch Assets and assumption of Deposits described above, Liberty shall purchase on the Effective Date certain deposit related loans attributed on the records of Eagle to the Middlefield Office. These loans shall consist of: (i) loans secured by Deposits, including but not limited to, savings accounts and certificates, at the Middlefield Office, and (ii) loans created by writing a check or similar instrument on an account at the Middlefield Office, utilizing an established line of credit. Within five business days of the date of this Agreement, Eagle will provide to Liberty a list of such loans as of a recent practicable date. Each loan referred to in clause (i) shall be fully secured by a deposit account or accounts pursuant to a valid written agreement with the borrower. Each line of credit loan referred to in clause (ii) shall be pursuant to a valid written agreement with the borrower. All forms of written agreements used for such line of credit loans will be provided to Liberty.

         (b) All loans (and any notes, other evidences of indebtedness or security instruments associated therewith) transferred to Liberty on the Effective Date pursuant to Section 1.04(a) shall be transferred without recourse and without any warranties or representations as to the collectability of any such loans or the creditworthiness of any such obligors.

         (c) The purchase price for each loan purchased pursuant to Section 1.04(a) shall be equal to the unpaid principal balance plus accrued and unpaid interest as of the close of business on the Effective Date.

         (d) The amount paid or offset under Section 1.04(c) on the Effective Date shall be based on Eagle's estimates of the amount of all loans to be purchased under Section 1.04(a), with an adjustment to be made based on the actual amount within ten business days of the Effective Date.

         1.05 OBLIGATIONS OF EAGLE ON THE EFFECTIVE DATE. On the Effective Date, Eagle will:

         (a)      deliver to Liberty the Branch Assets;

         (b) execute, acknowledge (if appropriate) and deliver to Liberty a bill of sale as set forth in Exhibit C hereto and all customary instruments of conveyance, assignment and transfer as shall be reasonably necessary or advisable to consummate the sale and transfer to Liberty of the Branch Assets; the lease assignment, the landlord consent, and the Subordination, Attornment and Non-

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Disturbance  Agreement  in  substantially  the  forms  of  Exhibits  D, E and F, respectively, hereto; and such other documents to be in forms reasonably satisfactory to Liberty;


         (c) wire transfer to Liberty on the Effective Date an amount equal to the Deposits, LESS the sum of: (i) the payment for the Branch Assets under
Section 1.02(b), (ii) the deposit premium determined pursuant to Section 1.03(b), (iii) the purchase price for the deposit related loans under Section 1.04, and (iv) the amount of cash on hand at the Middlefield Office at the close of business on the Effective Date; and

         (d) assign, transfer and deliver to Liberty such of the following records and documents pertaining to the Deposits to be assumed by Liberty and any other records or documents reasonably requested by Liberty as exist and are in Eagle's possession, and as are necessary to enable Liberty to service such deposit accounts and loans on a continuing basis:

                    (i) Originals (or copies where appropriate) of signature cards, retirement account files, orders and contracts between Eagle or MidConn, as the case may be, and customers of accounts to be transferred hereunder, taxpayer identification number certifications and historical records and documents relating thereto; and

                    (ii) The  form of  rules  and  regulations  and  disclosures applicable to the accounts to be transferred hereunder.

         Liberty agrees that it will preserve and safely keep, for as long as may be required by applicable law, all of the signature cards, orders, contracts, forms, taxpayer identification number certifications, and records hereinabove referred to for the joint benefit of itself and Eagle, and that it will permit Eagle and its representatives, subject to applicable law, to inspect, and make extracts from or copies of, any such signature cards, orders, files, contracts, forms, taxpayer identification number certifications or records, at any reasonable time, as shall be reasonably necessary to Eagle for purposes of its records. Eagle agrees that it will preserve and safely keep, for as long as may be required by applicable law, all of the files, books of accounts and records as exist and are in Eagle's possession pertaining to the past history of the accounts transferred hereunder, including deposit slips, canceled checks or withdrawal orders, for the joint benefit of itself and Liberty, and that it will permit Liberty and its representatives, subject to applicable law, to inspect, and make extracts from or copies of, any such files, books of accounts or records, at any reasonable time, as shall be reasonably necessary to Liberty for purposes of its records.

         (e) deliver to Liberty updated lists of the Deposits and the loans referenced in Section 1.04, in each case as of the close of business five business days prior to the Effective Date.

         1.06  SAFE DEPOSIT BOXES AND SAFEKEEPING ITEMS.

         (a) Eagle agrees on the Effective Date to transfer and deliver to Liberty all safe deposit boxes for customers at the Middlefield Office together with all contracts, records, master keys and, as to unrented boxes, customer keys relating thereto. Within five business days of the date of this Agreement, Eagle will provide to Liberty a list of outstanding contracts for safe deposit boxes at the Middlefield Office, including the expiration thereof.

         (b) Liberty agrees to assume, honor, and discharge, after the Effective Date, the duties and obligations of Eagle with respect to such safe deposit boxes, and shall be entitled to any right or benefit arising henceforth from such safe deposit business after the Effective Date, it being understood that net prepaid safe deposit rental income shall be not allocated pro rata between the Constituent Entities as of the Effective Date.

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         1.07 ASSIGNMENT AND ASSUMPTION AGREEMENT. To evidence the assumption by
Liberty of the liabilities and obligations of Eagle assumed pursuant to this Agreement, Liberty will execute, acknowledge, and deliver to Eagle, on the Effective Date, an assignment and assumption agreement in substantially the form attached hereto as Exhibit G.


         1.08  CERTAIN TRANSITIONAL MATTERS.  Following the Effective Date:

         (a) Liberty agrees to honor in accordance with law, up to the collected amount on deposit (and any other funds available by reason of any agreement between the depositor and Eagle or MidConn, as the case may be, and copies of which, or the forms of which Eagle has provided to Liberty), all properly drawn and presented checks, drafts, electronic debits and credits and withdrawal orders presented to Liberty by mail, over its counters, through the check clearing system, and Automated Clearing House of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by Eagle or MidConn, as the case may be, or by Liberty, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Eagle or MidConn, as the case may be, with respect to the balances due and owing to the depositors whose accounts are assumed by Liberty. Liberty's obligation under this Section 1.08(a) to honor checks, withdrawals, draft forms and electronic debits and credits provided by Eagle or MidConn, as the case may be, and carrying its imprint shall expire at the close of business on the 90th business day after the Conversion Date (as defined below) or a date mutually agreeable to both Constituent Entities.

         (b) At least 30 days before the Effective Date, Liberty shall, at its own cost and expense, have the right to provide notice regarding the pending assumption to each depositor of an account to be assumed, which notice shall be reasonably acceptable to Eagle as to form and content. On or as soon as practicable after the Effective Date, Liberty shall begin processing checks drawn on the assumed accounts on the forms of Liberty. The date on which Liberty begins processing checks on its forms is called the "Conversion Date." Prior to the Conversion Date, depositors whose deposit accounts have been assumed by Liberty may continue to draw checks on the assumed accounts using the forms of Eagle or MidConn, as the case may be, provided that after the Effective Date, the cost of processing checks drawn on the assumed accounts and the payment of such checks shall be the responsibility of Liberty.

         If after the Conversion Date, any such depositors continue to use checks on forms of Eagle, or otherwise demand payment from Eagle for all or any part of any such assumed deposit liabilities, Eagle shall not be responsible or liable for making such payment. Instead, at any time up to and including the 90th business day after the Conversion Date, or a date mutually agreeable to both parties, Eagle shall assume custody of the check or other item presented for payment, including electronic items, on an account which has been transferred with the Middlefield Office, batch such items in a manner that is mutually agreed upon by both parties, and make them available to Liberty in such manner and at such time and place as shall be mutually agreed upon by both parties, in order to allow Liberty sufficient time to process such items in accordance with applicable statutes, regulations, and clearing house agreements to which Liberty is subject.

         In order to reduce the continuing charges to Eagle through the check clearing system of the banking industry which will result from check forms of Eagle or MidConn, as the case may be, being used after the Conversion Date by the depositors whose accounts are assumed, Liberty agrees, at its cost and expense, and without cost to depositors, prior to the Conversion Date but not earlier than five business days prior to the Effective Date (and only with the express written consent of Eagle or MidConn, as the case may be, if prior to the Effective Date, which consent shall not be unreasonably withheld, conditioned or delayed), to furnish each depositor of an assumed account with not less than 50 checks on the forms of Liberty, with instructions to utilize Liberty's checks and to destroy unused checks of Eagle or MidConn, as the case may be, after the Conversion Date or a date mutually agreeable to both parties. Eagle hereby agrees that after the 90th business day after the Conversion

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Date or a date mutually agreeable to both parties, it shall, with respect to any check or other item presented to it for payment on an account which has been transferred with the Middlefield Office, at its sole option, either: (i) return such check or other item with reference to the maker thereof; or (ii) assume custody thereof, batch the same in a manner that is mutually agreed upon by Liberty and Eagle, and make it available to Liberty in such manner and at such time and place as shall be mutually agreed upon by Eagle and Liberty, in order to allow Liberty sufficient time to process such items in accordance with applicable statutes, regulations, and clearing house agreements to which Liberty is subject.


         (c) Liberty agrees, no later than the start of the second business day after demand by Eagle, to pay Eagle an amount equivalent to the amount of any uncollected item included in a depositor's balance on the Effective Date which is returned after the Effective Date as not collected. Liberty shall be required to make such payment for an item only up to the amount on deposit with Liberty at the time Eagle makes the demand aforesaid and for any item paid before the expiration of a hold properly placed on the depositor's account by Eagle or MidConn, as the case may be, prior to the close of business on the Effective Date.

         1.09  INDEMNIFICATION.

         (a) Eagle shall indemnify, hold harmless and defend Liberty from and against all losses and liabilities, including reasonable legal fees and expenses, arising out of any actions, suits or proceedings commenced on or prior to the Effective Date (other than proceedings to prevent or limit the consummation of this Agreement) relating to actions or omissions involving operations at the Middlefield Office or to the assets transferred or the liabilities assumed pursuant to this Agreement, and Eagle shall indemnify, hold harmless and defend Liberty from and against all losses and liabilities (including reasonable legal fees) arising out of any actions, suits or proceedings commenced after the Effective Date but which relate to actions or omissions on or prior to the Effective Date involving operations at the Middlefield Office or the assets transferred or the liabilities assumed pursuant to this Agreement. Eagle agrees further to indemnify, hold harmless (and where applicable defend) Liberty against all claims, losses, liabilities (including reasonable legal fees and expenses) and obligations resulting from any material breach of any agreement or warranty made by Eagle in this Agreement or in any document delivered to Liberty hereunder or resulting from the material inaccuracy of any representation made in this Agreement or in any document delivered by Eagle to Liberty hereunder. Liberty will give Eagle written notice of a threatened or pending injury within 30 days of become aware of such pending or threatened injury (except in the case where Liberty's first notice is its receipt of the complaint in which case such time for giving notice shall be 15 days of its learning of such threatened or pending injury), together with a general statement of facts known to it regarding such threatened or pending injury. Eagle will then have 45 days from the date it received such notice to investigate the threatened or pending claim and determine whether it will elect to assume the defense of the matter involving such threatened or pending injury. If it does so elect, Eagle will be given Liberty's full cooperation and assistance in maintaining such defense. Unless such settlement contains a full release of Liberty, Eagle shall not settle a claim without the prior written consent of Liberty, which consent shall not be unreasonably withheld. Eagle shall not be liable for any amounts in settlement of a claim or action as described above if such settlement is effected without Eagle's prior written consent, which consent shall not be unreasonably withheld. It is understood that the obligations of Eagle under this paragraph shall survive the Effective Date.

         (b) Liberty shall indemnify, hold harmless and defend Eagle from and against all claims, losses, liabilities and obligations (including reasonable legal fees and expenses), which Eagle may incur relating to actions or omissions after the Effective Date involving operations at the Middlefield Office or the assets transferred or the liabilities assumed pursuant to this Agreement. Liberty agrees further to defend, indemnify, hold harmless (and where applicable defend) Eagle against all claims, losses, liabilities (including reasonable legal fees and expenses) and obligations resulting from any material breach of any agreement or warranty made by Liberty in this Agreement or in any

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document delivered to Eagle hereunder or resulting from the material  inaccuracy of any  representation  made in this  Agreement or in any document  delivered by
Liberty to Eagle hereunder. Eagle will give Liberty written notice of a threatened or pending injury within 30 days of becoming aware of such pending or threatened injury (except in the case where Eagle's first notice is its receipt of a complaint, in which such time for giving notice shall be 15 days) of its learning of such threatened or pending injury, together with a general statement of facts known to it regarding such threatened or pending injury. Liberty will then have 45 days from the date it receives such notice to investigate the threatened or pending injury to determine whether it will elect to assume the defense of the matter involving such threatened or pending injury. If it does so elect, Liberty will be given Eagle's full cooperation and assistance in maintaining such defense. Unless such settlement contains a full release of Eagle, Liberty shall not settle a claim without the prior written consent of Eagle, which consent shall not be unreasonably withheld. Liberty shall not be liable for any amounts in settlement of a claim or action as described above if such settlement is effected without Liberty's prior written consent, which
consent  shall  not  be  unreasonably   withheld.  It  is  understood  that  the
obligations of Liberty under this paragraph shall survive the Effective Date.


         1.10 PRORATA ADJUSTMENT OF CERTAIN EXPENSES RELATING TO THE MIDDLEFIELD OFFICE. All rents, real estate taxes, Federal Deposit Insurance Corporation ("FDIC") insurance premiums (with an adjustment for related rebates or credits, if any, applicable to such period), utility payments, service contracts, common area expenses and similar expenses relating to the Middlefield Office shall be prorated and documented on a settlement sheet between the Constituent Entities as of the Effective Date. To the extent requested by Liberty, Eagle or MidConn, as the case may be, will give notice to terminate such service contracts related to the Middlefield Office as of the Effective Date or as soon thereafter as permitted by such contracts as Liberty shall request. To the extent such contracts continue after the Effective Date, Liberty shall be responsible for payments thereunder after the Effective Date.


                                   ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF EAGLE

         Eagle hereby represents and warrants to Liberty as follows. For purposes of these representations and warranties, references to Eagle with respect to the Middlefield Office shall mean MidConn to the extent such representations and warranties are of a time with respect to actions or circumstances prior to the Merger.

         2.01 CORPORATE ORGANIZATION AND POWERS. Eagle is a federally chartered savings bank organized and validly existing under the laws of the United States of America and the rules and regulations of the Office of Thrift Supervision ("OTS"). Eagle has the corporate power and authority to own its properties, to effect the transactions contemplated hereby and carry on its business as presently conducted.

         2.02  LEASES; TITLE TO PROPERTY; ENCUMBRANCES.

         (a) Eagle has good and marketable title or lease to the Branch Assets to be transferred to Liberty pursuant to this Agreement, and in each case subject to no mortgage, pledge, lien, security interest, conditional sale agreement or encumbrance, which would interfere with or otherwise prevent Liberty from having quiet enjoyment of the business to be transferred in accordance with this Agreement.

         (b) Eagle has delivered to Liberty a complete and correct copy of the lease for the Middlefield Office. All payments required to be made by Eagle under such lease are current. Such lease is valid and there does not exist with respect to Eagle's obligations thereunder, or to the knowledge of Eagle (not having made any specific investigation for this purpose), with respect to the

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obligation of the lessor thereunder,  any material default or event or condition which, after notice or lapse of time or both, would constitute a material default thereunder and, to the knowledge of Eagle (not having made any specific investigation for this purpose), there is no condemnation proceeding pending or threatened which would preclude or impair the use of the Middlefield Office as presently being used in the conduct of the business of Eagle.


         (c) The Middlefield Office complies in all material respects with all applicable zoning, building, fire and similar regulations relating to the Middlefield Office.

         2.03 NO VIOLATION. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate or conflict with: (i) the charter or bylaws of Eagle; (ii) any provision of any agreement or any other restriction of any kind to which Eagle is a party or by which Eagle is bound under any material agreement; or (iii) any statute, law, decree, regulation or order of any governmental authority known to Eagle, once the governmental consents referred to in this Agreement are obtained; or will result in a default under, or cause the acceleration of the maturity of, any obligation or loan to which Eagle is a party.

         2.04 CORPORATE AUTHORITY. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by Eagle. No further corporate authorization on the part of Eagle is necessary to consummate these transactions.

         2.05 NO LITIGATION. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before any court, public board or body pending, or to the knowledge of Eagle threatened, against Eagle, wherein an unfavorable decision, ruling or finding would materially and adversely affect the transactions contemplated by this Agreement (including the value of the assets being acquired and deposit liabilities being assumed hereunder) or adversely affect the validity or enforceability of this Agreement or any document necessary to consummate the transactions contemplated herein or any approval, consent or permission required to be obtained by Eagle hereunder.

         2.06 ADMINISTRATION OF DEPOSITS, SAFE DEPOSIT BOXES AND LOANS. Eagle has administered the deposits, safe deposit boxes and loans at the Middlefield Office to be transferred to Liberty in all material respects in accordance with the customer agreements or loan forms relating thereto, copies of which have been provided to Liberty. Eagle has conducted business at the Middlefield Office related to such deposits, safe deposits and loans in material compliance with all applicable law. None of the contracts for safe deposit boxes referred to at
Section 1.06(a) has a term which exceeds 12 months from the date of this Agreement.

         2.07 LIMITATION OF WARRANTIES. Except as may be expressly represented or warranted by Eagle in this Agreement, or in any document delivered pursuant hereto, Eagle makes no representations or warranties whatsoever with regard to any assets being transferred to Liberty, or as to any liability or obligation being assumed by Liberty.

         2.08 EMPLOYEES. Eagle has paid all employment related taxes for the employees at the Middlefield Office and has funded all benefit plans related to such employees, except for taxes or funding not yet due; such taxes or funding which are not yet due will be paid on a timely basis by Eagle through the Effective Date.

         2.09 DISCLOSURE. Neither this Agreement nor any schedule, exhibit, certificate or other document furnished or to be furnished by Eagle on the Effective Date contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make the statements contained therein not misleading.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF LIBERTY

         Liberty hereby represents and warrants to Eagle the following:

         3.01 CORPORATE ORGANIZATION. Liberty is a state chartered mutual savings institution duly organized, validly existing and in good standing under the laws of the State of Connecticut. Liberty has the corporate power and authority to own or lease its properties, to effect the transactions contemplated hereby and to carry on its business as presently being conducted. Liberty is a Bank Insurance Fund member institution.

         3.02 NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or conflict with: (i) the charter or the bylaws of Liberty; (ii) any provision of any agreement or any other restriction of any kind to which Liberty is a party to or by which Liberty is bound; or (iii) any statute, law, decree, regulation or order of any governmental authority known to Liberty, once the governmental consents referred to in this Agreement are obtained, or will result in a default under, or cause the acceleration of the maturity of, any obligation or loan to which Liberty is a party.

         3.03 CORPORATE AUTHORITY. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by Liberty. No further corporate authorization on the part of Liberty is necessary to consummate these transactions.

         3.04 NO LITIGATION. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before any court, public board or body pending, or to the knowledge of Liberty threatened, against Liberty, wherein an unfavorable decision, ruling or finding would materially and adversely affect the transactions contemplated by this Agreement or adversely affect the validity or enforceability of this Agreement or any document necessary to consummate the transactions contemplated herein or any approval, consent or permission required to be obtained by Liberty hereunder.

         3.05 DISCLOSURE. Neither this Agreement nor any schedule, exhibit, certificate or other document furnished or to be furnished by Liberty on the Effective Date contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make the statements contained therein not misleading.

         3.06 LIMITATION OF WARRANTIES. Except as may be expressly represented or warranted by Liberty in this Agreement, or in any document delivered pursuant hereto, Liberty makes no representations or warranties whatsoever with regard to the transactions provided for in this Agreement.


                                   ARTICLE IV
                 CONDUCT OF BUSINESS PENDING THE EFFECTIVE DATE

         4.01 CONDUCT OF BUSINESS BY EAGLE. Pending the Effective Date, and except as otherwise consented to by Liberty, which consent shall not be unreasonably withheld, after the Merger Eagle will carry on the business of the Middlefield Office substantially in the same manner as on the date hereof, and Eagle will not, with regard to the Middlefield Office, engage in activities or transactions which would be outside of the ordinary course of the business of the Middlefield Office as conducted as of the date hereof, except for activities or transactions contemplated by this Agreement in connection with the Merger.

         4.02.  BACK-UP WITHHOLDING; INTEREST REPORTING ON FORM 1099.


         (a) Any amounts required by any governmental agencies to be withheld from any of the Deposits (the "Withholding Obligations") will be handled as follows:

                  (i) Any Withholding Obligations required to be remitted to the appropriate governmental agency prior to the effective Date will be withheld and remitted by Eagle.


                  (ii) Any Withholding Obligations required to be remitted to the appropriate governmental agency on or after the Effective Date will be remitted by Liberty. At the Closing, Eagle will remit to Liberty all sums withheld by Eagle pursuant to Withholding Obligations which funds are or may be required to be remitted to governmental agencies on or after the Effective Date.


         (b) Eagle shall report from January 1, 1997 through the Effective Date and Liberty shall report from the day after the Effective Date through the end of the calendar year all interest credited to, interest withheld from and early withdrawal penalties charged to the Deposits, and all interest paid by borrowers on the related loans. Said reports shall be made to the holders of these accounts and to the applicable federal and state regulatory agencies. If as a result of the transfer of books and records required hereunder, Eagle is unable to report interest as contemplated hereby, Eagle and Liberty will cooperate to arrive at a mutually acceptable alternative arrangement for the reporting of interest.


                                    ARTICLE V
                OBLIGATIONS OF THE CONSTITUENT ENTITIES PRIOR TO
                            AND AFTER EFFECTIVE DATE

         5.01 FULL ACCESS. To the extent possible in cooperation with MidConn, Eagle shall afford to the officers and authorized representatives of Liberty access to properties, books and records pertaining to the Middlefield Office in order that Liberty may have full opportunity to make such reasonable investigations at such reasonable times as it shall desire, of the affairs of Eagle or MidConn, as the case may be, relating to the Middlefield Office, and the officers of Eagle will furnish Liberty with such additional financial and operating data and other information as to its business and properties at the Middlefield Office as Liberty shall from time to time reasonably request and as shall be available, including, without limitation, information required for inclusion in all governmental applications necessary to effect this transaction. If Eagle incurs any reasonable expenses in providing such additional information, the expenses will be reimbursed by Liberty. Eagle shall notify Liberty in advance of such expenses or estimates thereof. Nothing in this
Section 5.01 shall be deemed to require Eagle to breach any obligation of confidentiality.

         5.02 REGULATORY REQUIREMENTS APPLICABLE TO EAGLE. Eagle shall prepare and file, with the assistance of Liberty, as soon as practicable, but in no event later than 10 business days following the date of this Agreement, all applications and/or notice filings required to be submitted by Eagle to the OTS and any other appropriate regulatory authority in connection with the transfer of the Middlefield Office to Liberty. Eagle agrees to use its best reasonable efforts to obtain all regulatory approvals required for such transfer in a diligent manner and on a priority basis. Eagle agrees to publish, on a timely basis, all public notices related to such regulatory applications or filings by Eagle.

         5.03 REGULATORY REQUIREMENTS APPLICABLE TO LIBERTY. Liberty shall prepare and file, with the assistance of Eagle, as soon as practicable, but in no event later than 10 business days following the date of this Agreement, all applications and/or notices filings required to be submitted by Liberty to the Commissioner of Banking of the State of Connecticut (the "Commissioner"), the FDIC and any other appropriate regulatory authority in connection with the transaction contemplated in this Agreement. Liberty agrees to use its best reasonable efforts to obtain all regulatory approvals required for such transactions in a diligent manner and on a priority basis. Liberty agrees to publish, on a timely basis, all public notices related to such regulatory applications or filings by Liberty.


         5.04 NO SOLICITATIONS. Prior to the close of business on the Effective Date, Liberty agrees not to solicit customers of the Middlefield Office through advertising specifically referencing or targeted at such customers nor transact its business in a way which would specifically induce such customers to close deposit accounts at the Middlefield Office and open accounts directly with Liberty or otherwise result in the transfer of all or a portion of existing deposits from the Middlefield Office to Liberty. Prior to the close of business on the Effective Date, Liberty also agrees not to solicit for employment or service any of the employees of the Middlefield Office. Only to the extent permissible by MidConn, these limitations shall not preclude Liberty prior to the Effective Date, upon reasonable notice to, and in cooperation with Eagle, as to actions involving Eagle's employees or customers, (i) from meeting with employees of the Middlefield Office in connection with their employment by Liberty after the Effective Date, or (ii) from general advertising for employees where the advertisements are not specifically directed at Eagle's or MidConn's employees at the Middlefield Office. If the Conversion Date will be less than 35 days after the Effective Date, Liberty (with Eagle's prior approval, which shall not be unreasonably withheld) may contact deposit customers at the Middlefield Office to the extent necessary to provide them with appropriate legal notice of any check clearing or other deposit policies of Liberty that are different from Eagle's or MidConn's, as the case may be, so as to enable Liberty to implement its policies following the Conversion Date.

         5.05 FURTHER ASSURANCE. Both parties hereby agree to execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement, and Eagle agrees, at its expense, to provide such bills of sale, acknowledgments and other instruments or conveyance and transfer as, in the reasonable judgment of Liberty, shall be necessary and appropriate to vest in Liberty legal and equitable title to the assets of Eagle being sold hereunder, free and clear of all liens and encumbrances. Liberty shall be responsible for its costs of examining title, surveys, recording of documents, etc.

         5.06 RETENTION OF EMPLOYEES. Eagle intends to offer at-will employment to all branch related employees at the Middlefield Office in good standing as of the Effective Date who are not offered positions by Liberty. Nothing herein shall be construed as a guarantee or contract of employment.

         5.07 PRESS RELEASES AND OTHER PUBLIC OR CUSTOMER COMMUNICATIONS. Neither party hereto will issue, release or make any statement or communication in connection with or related to the transactions contemplated hereby which will or is likely to become public or available to the customers of the Middlefield Office, except with the written approval of the other party hereto.

         5.08 COOPERATION AS TO COMPUTER CONVERSION. Liberty and Eagle shall cooperate with each other and their respective data processing system servicers so as to achieve a conversion of all computerized deposit account information relating to the Middlefield Office to Liberty's servicer on the Effective Date. All direct conversion costs relating to such conversion shall be paid by Liberty as to its servicer and by Eagle as to its servicer.

                                   ARTICLE VI
                       CONDITIONS TO LIBERTY'S OBLIGATIONS


         Each and every obligation of Liberty under this Agreement to be performed on or before the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following conditions:

         6.01  REPRESENTATIONS AND WARRANTIES TRUE: OBLIGATIONS PERFORMED

         (a) The representations and warranties made by Eagle in this Agreement or in document delivered pursuant hereto shall be true at and as of the Effective Date as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Liberty.

         (b) Eagle shall have performed and complied with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Date.

         (c) Eagle shall have delivered to Liberty a certificate of Eagle's Chief Executive Officer or Chief Financial Officer, dated the Effective Date, certifying to the fulfillment of the foregoing conditions.


                                   ARTICLE VII
                        CONDITIONS TO EAGLE'S OBLIGATIONS

         Each and every obligation of Eagle under this Agreement to be performed on or before the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following conditions:

         7.01  REPRESENTATIONS AND WARRANTIES TRUE: OBLIGATIONS PERFORMED

         (a) The representations and warranties made by Liberty in this Agreement or in documents delivered pursuant hereto shall be true at and as of the Effective Date as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Eagle.

         (b) Liberty shall have performed and complied with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Date.

         (c) Liberty shall have delivered to Eagle a certificate of Liberty's Chief Executive Officer or Treasurer, dated the Effective Date, certifying to the fulfillment of the foregoing conditions.

         7.02  ACQUISITION  OF  MIDCONN  BANKING   OFFICES.   Eagle  shall  have
consummated the Merger.


                                  ARTICLE VIII
                 CONDITIONS TO EAGLE'S AND LIBERTY'S OBLIGATIONS

         Each and every obligation of the Constituent Entities under this Agreement to be performed on or before the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following conditions:

         8.01 APPROVAL OF REGULATORY AUTHORITIES. Prior to the Effective Date, all required regulatory approvals or notice filings shall have been obtained or made by Liberty or Eagle for the transactions provided for in this Agreement and any regulatory waiting periods shall have expired.

         8.02 CONSENT TO ASSIGNMENT OF LEASE. The landlord under the real estate lease to be assigned hereunder shall have consented, on terms reasonably satisfactory to Eagle and Liberty, to Eagle's or MidConn's, as the case may be, assignment of such lease to Liberty.

         8.03 LITIGATION. There shall be no litigation pending on the Effective Date seeking to prohibit consummation of the transactions provided for in this Agreement.


                                   ARTICLE IX
                                   TERMINATION

         9.01 METHODS OF TERMINATION. This Agreement may be terminated at any time, but not later than the Effective Date:

         (a) By mutual written agreement of the Board of Directors of Eagle and Board of Directors of Liberty; or

         (b) By the Board of Directors of Liberty if any of the conditions provided for in Article VI of this Agreement shall not have been met or waived in writing by Liberty; or

         (c) By the Board of Directors of Eagle if any of the conditions provided for in Article VII of this Agreement shall not have been met or waived in writing by Eagle; or

         (d) By the Board of Directors of Eagle or the Board of Directors of Liberty if any of the conditions provided for in Article VIII shall not have been met; or

         (e) By the Board of Directors of Eagle or the Board of Directors of Liberty if the Effective Date has not occurred on or before September 30, 1997, unless as a result of a breach of this Agreement by the party seeking to terminate.

         9.02 PROCEDURE UPON TERMINATION. In the event of termination pursuant to Section 9.01 hereof, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice, unless an extension is consented to by the party or parties having the right to terminate. If this Agreement is terminated as provided herein:

         (a) Each party will redeliver all documents, work papers and other materials of the party relating to this transaction, whether so obtained before or after the execution hereof, to the party furnishing the same; and

         (b) All information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for business advantage by such party or disclosed by such party to third persons to the detriment of the party furnishing such information or if otherwise prohibited by state or federal law.

         (c) Nothing contained in this Article IX shall be deemed to excuse either party for a breach of any of its obligations or agreements undertaken or made in this Agreement.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

         10.01 AMENDMENT AND MODIFICATION. The parties hereto, by mutual consent of their respective duly authorized officers, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

         10.02 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, until after the Effective Date, by either of the parties hereto without the prior written consent of the other.

         10.03 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.04 HEADINGS. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         10.05 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Unless and except as specifically provided otherwise herein, the respective representations and warranties of the parties hereto contained in this Agreement or in documents delivered pursuant hereto shall not survive after the Effective Date.

         10.06 SPECIFIC PERFORMANCE. The parties hereto acknowledge that monetary damages could not adequately compensate either party hereto in the event of a breach of this Agreement by the other, that the former party would suffer irreparable harm in the event of such breach and that the former party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof.

         10.07 PAYMENT OF EXPENSES. Each party herein shall pay for its own expenses and costs in connection with the carrying out of this Agreement except as stated otherwise herein. All filing fees relating to the approvals of the appropriate regulatory authorities shall be paid by the party responsible for making the filing. All costs for notices to depositors of the assumption of deposit liabilities provided for in this Agreement shall be paid by Liberty.

         10.08 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Connecticut except to the extent federal law controls.

         10.09 COOPERATION. Each party shall use its best reasonable efforts to cooperate with the other so as to cause the transactions provided for in this Agreement to be consummated in accordance with the terms hereof, including the obtaining of all regulatory, lease assignment and other approvals relating to such consummation.

         10.10 ADDRESSES FOR NOTICE, ETC. All notices, requests, demands and other communications provided for hereunder and under the related documents shall be in writing and mailed (by registered or certified mail) or delivered to the applicable party at the addresses indicated below:

         If to Eagle:               Robert J. Britton
                                    Chairman of the Board, President
                                    and Chief Executive Officer
                                    Eagle Bank
                                    222 Main Street
                                    Bristol, Connecticut 06010

         With a copy to:            Stuart G. Stein, Esq.
                                    Hogan & Hartson L.L.P.
                                    555 Thirteenth Street, N.W.
                                    Washington, D.C. 20004

         If to Liberty:             Kendrick F. Bellows
                                    President and Chief Executive Officer
                                    Liberty Bank
                                    315 Main Street
                                    Middletown, CT  06457

         With a copy to:            J. J. Cranmore, Esq.
                                    Cranmore, FitzGerald & Meaney
                                    49 Wethersfield Avenue
                                    Hartford, CT.  06114


or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section.

         IN WITNESS WHEREOF, the Constituent Entities hereto have caused this Agreement to be duly executed by their duly authorized officers and their corporate seals to be affixed as of the date first written above.

                                     EAGLE BANK


ATTEST:                              By:  /S/  Robert J. Britton
                                          ------------------------------------
                                          Robert J. Britton
/S/  Mark J. Blum                         Chairman of the Board, President and
--------------------------------           Chief Executive Officer
Mark J. Blum
Executive Vice President, Chief
Financial Officer and Secretary


                                     LIBERTY BANK


ATTEST:                              By:  /S/  Kendrick F. Bellows
                                          -------------------------------------
                                          Kendrick F. Bellows
/S/  Suzanne S. Larson                    President and Chief Executive Officer
---------------------------------
Name:  Suzanne S. Larson
Secretary

                                                                       Exhibit A
                                                                       ---------

                               MIDDLEFIELD BRANCH


                   FURNITURE, FIXTURE AND EQUIPMENT SCHEDULE

1. All leasehold improvements including, but not limited to, renovations, carpeting, blinds, drapes, lighting, teller counters, electrical and mechanical systems, and equipment installation expenses.
2.   Vault, including safe deposit boxes, teller lockers, and cash drawers.
3.   Mosler premise, holdup, and vault protection security equipment.
4.   ATT phone system, including desk sets.
5.   3 teller stations including pedestals, lockers, and keys.
6.   1 check cancellor.
7.   1 secretarial desk.
8.   1 secretarial chair.
9.   1 executive desk
10.  4 side chairs with arms.
11.  1 executive chair.
12.  2 side chairs without arms.
13.  1 conference table with 12 chairs.
14.  1 illuminated sign, exterior.
15.  1 Minolta copier, model 350
16.  2 filing cabinets - 3 drawer.
17.  3 teller chairs.
18.  1 chair rack/coat hanger.
19.  1 SR desk top check encoder.
20.  1 Canon microfilmer, model 550.
21.  1 Synergistics ATM card access system.
22.  1 ATM sign.
23.  1 Diebold ATM.
24.  1 Destroyit office paper shredder.
25.  1 glass/fabric panel system divider.
26.  42 metal folding chairs.
27.  2 TA electric typewriters.
28.  1 Brandt Coin Counter.
29.  1 Magner currency counter.
30.  1 radio and speaker system.
31.  1 printer stand.
32.  1 Canon model 230 fax machine.
33.  1 60" folding table
34.  1 kitchenette set.

                                                                       Exhibit B
                                                                       ---------

            DEPOSITS IN THE MIDDLEFIELD OFFICE AS OF MARCH 31, 1997


                              COUNT                      BALANCE
Passbook                      590.00                   2,799,620.98
Statement Savings              65.00                     211,005.91
Money Minder IRA                5.00                      10,357.33
Money Minder Stmt               1.00                         593.47
Money Minder                   21.00                     343,609.50
6 Month IRA                     1.00                      17,894.81
1 Year IRA                      8.00                      80,950.32
30 Month IRA                    4.00                      34,221.04
5 Yr IRA                        4.00                      12,944.57
1 Yr CD                        36.00                     622,335.07
18 Month CD                    21.00                     366,592.00
2 Yr CD                         6.00                      99,177.58
30 Month CD                    15.00                     196,119.06
3 Yr CD                         3.00                      52,014.71
5 Year CD                      21.00                     387,956.03
5 Yr CD                        18.00                     510,096.58
60 Day CD                       2.00                      66,528.11
91 Day CD                       6.00                      96,060.89
6 Month CD                     65.00                   1,143,499.22
1 Yr CD                       109.00                   2,005,763.45
1 Yr Classic 50 Gold            3.00                     100,000.00
30 Month Trade-up CD            1.00                       4,408.96
Value Checking                 67.00                      50,792.99
NOW                            13.00                     133,399.59
Regular Checking               69.00                     150,550.08
MidConn Freeway Checking       98.00                     169,544.76
Commercial Checking Free        2.00                          70.87
Commercial Checking            12.00                     112,934.14
Comm'l Value Checking           5.00                       4,282.67
Classic Checking               79.00                     132,868.29
Classic Gold Checking          63.00                      77,854.31
Classic 50 Checking            21.00                      61,702.43
Classic 50 Gold                23.00                      24,765.90
                         -----------                 --------------
                            1,457.00                  10,080,515.62

                                                                       EXHIBIT C



                              FORM OF BILL OF SALE


         This BILL OF SALE is made and entered into as of _________, 1997 by EAGLE BANK, a federal savings bank ("Eagle"), to LIBERTY BANK, a Connecticut-chartered savings bank ("Liberty"). Capitalized terms used herein, which are defined in the Purchase and Assumption Agreement, entered into as of April __, 1997, by and between Eagle and Liberty (the "Purchase and Assumption Agreement"), shall have the same meanings herein as therein unless defined herein or the context otherwise requires.

                                   WITNESSETH:

         WHEREAS, pursuant to the Purchase and Assumption Agreement, among other matters, Eagle has agreed to transfer to Liberty the Branch Assets;

         NOW, THEREFORE, for good and valuable consideration paid by Liberty to Eagle at or before the execution of this Bill of Sale, the receipt and sufficiency of which are hereby acknowledged, Eagle by this Bill of Sale does hereby convey, grant, bargain, sell, transfer, set over, assign, alienate, remise, release, deliver and confirm unto Liberty, its successors and assigns, forever, as of the close of business on the date hereof, all of Eagle's right, title and interest in and to the Branch Assets listed on Exhibit A to the Purchase and Assumption Agreement.

         Eagle further covenants and agrees as follows:

         a. From time to time, Eagle, its successors and assigns, shall execute and deliver all such further bills of sale, assignments or other instruments of conveyance and transfer as Liberty, its successors or assigns, may reasonably request more effectively to transfer to and vest in Liberty all of Eagle's interest in the Branch Assets.

         b. This Bill of Sale is given pursuant to the provisions of the Purchase and Assumption Agreement, and, except as herein otherwise provided, the transfer of the Branch Assets hereunder is made subject to the terms and provisions of the Purchase and Assumption Agreement.

         IN WITNESS WHEREOF, Eagle has duly executed and delivered this Bill of Sale as of the day and year first above written.


                                   EAGLE BANK


                                   By:  ----------------------------------------
                                        Robert J. Britton
                                        Chairman of the Board,  President and
                                        Chief  Executive Officer

                                                                       EXHIBIT D



                   FORM OF ASSIGNMENT OF LEASE AND ASSUMPTION


         KNOW THAT EAGLE BANK, having its principal office in Bristol, Connecticut ("Assignor"), in consideration of One Dollar ($1.00) and other good and valuable consideration paid by LIBERTY BANK, having its principal office in Middletown, Connecticut ("Assignee"), hereby assigns unto Assignee all of Assignor's right, title and interest as tenant under the lease described below (the "Lease"):


                  [INSERT DESCRIPTION OF LEASE FOR MIDDLEFIELD OFFICE .]


         TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns from and after the close of business of the day prior to the date hereof (the "Effective Time"), subject to the terms, covenants, conditions and provisions set forth in the Lease.

         ASSIGNEE hereby assumes, effective as of the Effective Time, the performance of all terms, covenants, conditions and obligations of the Lease on the part of Assignor to be performed under the Lease.

         This Agreement is being delivered pursuant to the Purchase and Assumption Agreement, entered into as of April ___, 1997, by and between Assignor and Assignee, and is subject to the terms, conditions, representations and warranties contained therein.

         IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment of Lease and Assumption as of the _____ day of ________________, 1997.


                                    EAGLE  BANK
WITNESSES:

                                    By: --------------------------------
-------------------------------          Robert J. Britton
Name:                                    Chairman of the Board, President
     --------------------------          and Chief Executive Officer
Title:
      -------------------------

                                    LIBERTY BANK

                                    By:
-------------------------------        --------------------------------
Name:                                  Kendrick F. Bellows
     --------------------------        President and Chief Executive Officer
Title:
      -------------------------

STATE OF CONNECTICUT       )
                           ) S.S.
COUNTY OF ____________     )


         On this ____ day of ________________, 1997, before me, the undersigned officer, personally appeared Kendrick F. Bellows who acknowledged himself to be the President and Chief Executive Officer of Liberty Bank, a Connecticut savings bank, and that he as such President and Chief Executive Officer being authorized to do so, executed the foregoing instrument for the purposes therein contained and as the free act and deed of said corporation, by signing the name of the corporation by himself as President and Chief Executive Officer.

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.



                                           -------------------------------------
                                           Notary Public/Commissioner of the
                                           Superior Court




STATE OF CONNECTICUT       )
                           ) S.S.
COUNTY OF ____________     )


         On this ____ day of ________________, 1997, before me, the undersigned officer, personally appeared Robert J. Britton who acknowledged himself to be the Chairman of the Board, President and Chief Executive Officer of Eagle Bank, a federal savings bank, and that he as such Chairman of the Board, President and Chief Executive Officer being authorized to do so, executed the foregoing instrument for the purposes therein contained and as the free act and deed of said corporation, by signing the name of the corporation by himself as Chairman of the Board, President and Chief Executive Officer.

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.



                                           -------------------------------------
                                           Notary Public/Commissioner of the
                                           Superior Court

                                                                       EXHIBIT E


                            FORM OF LANDLORD CONSENT


         THIS LANDLORD CONSENT dated as of the ____ day of ________________ 1997, of _____________________________ ("Landlord"), in favor of EAGLE BANK, having its principal office at 222 Main Street, Bristol, Connecticut 06010 ("Eagle") and LIBERTY BANK, having its principal office at 315 Main Street, Middletown, Connecticut 06457 ("Liberty").

         WHEREAS, Eagle and Liberty have executed a Purchase and Assumption Agreement, entered into as of April __, 1997, pursuant to which Eagle is to sell and assign, and Liberty is to purchase and assume certain assets and liabilities associated with the branch banking office of [Eagle]/[MidConn Bank] in Middlefield, Connecticut;

         WHEREAS, Landlord is the owner of certain premises and a party to a certain lease, as lessor, a true and complete copy (including any amendments, addenda, modifications or supplements thereto) of which is attached at Annex I attached hereto (the "Lease");

         WHEREAS, Eagle desires to assign its entire interest (including, without limitation, renewal rights, if any) in the Lease to Liberty; and

         WHEREAS, Eagle has requested Landlord's consent to said assignment and to Liberty's use of said premises as a branch banking office and for all other purposes authorized under the Lease for the balance of the term of the Lease and Landlord desires to consent to the same for all purposes required under the Lease.

         1. Subject to the limitations set forth below, Landlord hereby consents to the assignment of the Lease by Eagle to Liberty and to Liberty's use of said premises as a branch banking office and for all other purposes authorized under the Lease for the balance of the term of the Lease; provided that Liberty shall agree to assume all of the obligations of Eagle arising under the Lease from and after the effective date of the assignment.

         2. Except for the aforementioned assignment by Eagle to Liberty, nothing contained herein shall constitute a waiver of the obligation, if any, of the holder of the leasehold interest created under the Lease to obtain
Landlord's consent to future assignments of the Lease or a sublease of the premises demised thereunder.

         3. Nothing contained herein shall be construed to obligate Eagle to assign the Lease to Liberty, it being understood and acknowledged by Landlord that the execution and delivery of this Landlord Consent is in anticipation of said assignment on or prior to September 30, 1997 pursuant to the above-mentioned Purchase and Assumption Agreement, which may or may not be affected. If said assignment is effected, Eagle or Liberty shall promptly provide to Landlord a fully executed counterpart of said assignment and notify Landlord of the effective date thereof.

         4. Landlord acknowledges and certifies that, except for the conditions contained herein, all conditions set forth in the Lease, if any, to the effectiveness of the aforementioned assignment or to the consent of Landlord contained herein have been either waived by Landlord or satisfied.

         5. Landlord acknowledges and certifies as of the date hereof that (i) all payments required to be made to Landlord under the Lease are current; (ii) to Landlord's knowledge,

[Eagle][MidConn Bank] is not in default under the Lease, (iii) Landlord is the owner of the premises described in the Lease, and (iv) Landlord has authority to execute this Landlord Consent.



         IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized representative as of the day and year first above-written.


                                               [Landlord]



                                               By:
                                                   -----------------------------
                                               Name:
                                                    ----------------------------
                                               Title:
                                                     ---------------------------

                                                                       Exhibit F
                                                                       ---------

            SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE AGREEMENT
            -------------------------------------------------------

         THIS AGREEMENT, is made as of this ___ day of April, 1997 by and between EAGLE BANK, a Connecticut chartered savings bank successor in interest to Berlin Savings Bank, having its principal place of business located at 222 Main Street, Bristol, Connecticut 06010 (hereinafter referred to as "Mortgagee"), and LIBERTY BANK, a Connecticut chartered savings bank having its principal place of business located at 315 Main Street, Middletown, Connecticut 06457 (hereinafter referred to as "Tenant").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Mortgagee, as successor in interest to Berlin Savings Bank now holds a first mortgage which was recorded in the Middlefield, Connecticut Land Records in Volume 94, Page 688 (hereinafter referred to as the "Mortgage"), on the real property and improvements thereon located in the Town of Middlefield, County of Middlesex and State of Connecticut and more particularly described in the Mortgage (said property and improvements are hereinafter collectively referred to as the "Property"); and

         WHEREAS, Michael Timbro ("Landlord") and MidConn Bank (the "Original Tenant") predecessor in interest to Eagle Bank ("Successor Tenant") entered into a certain lease agreement dated as of August 30, 1994 (the "Lease") whereby Original Tenant leased from Landlord the Property which is more particularly described in the Lease (said leased premises are hereinafter referred to as the "Leased Premises"); and

         WHEREAS, Tenant and Mortgagee desire to confirm their understanding and agreement respecting the Lease and the Mortgage;

         WHEREAS, The Original Tenant assigned its interest in the Lease to the Successor Tenant by operation of law pursuant to the terms of a Purchase and Assumption Agreement dated as of ____________________, 199__;

         WHEREAS, Successor Tenant assigned its interest in the Lease and the Leased Premises to Tenant pursuant to the terms of an Assignment and Assumption of Lease dated as of April ___, 1997 which was recorded in the Town of Middlefield, Connecticut Land Records in Volume _________, Page _______;

         WHEREAS, Mortgagee has consented to the Assignment of Lease by Successor Tenant to Tenant.

         NOW, THEREFORE, Tenant and Mortgage hereby agree as follows:

         1. SUBORDINATION. At all times the Lease shall be subject and subordinate in each and every respect to the Mortgage and to any and all
modifications,   renewals,  increases,  extensions  and  consolidations  of  the
Mortgage.

         2. NON-DISTURBANCE. So long as Tenant is not in default (beyond any period given Tenant by the terms of the Lease to cure such default) in the payment of rent or additional rent or in any other material obligation imposed upon Tenant by the terms of the Lease, Tenant's possession of the Leased
Premises and Tenant's other rights and privileges under the Lease, or any extensions or renewals thereof which may occur in accordance with any option contained in the Lease, shall not be diminished, disturbed, or interfered with by Mortgagee and Mortgagee will not join Tenant as a party defendant in any action or proceeding to foreclose the Mortgage.

         3. LEASE ALTERATION. Tenant agrees that it will not, without the prior written consent of the Mortgagee, modify the Lease. Such consent of Mortgagee shall not be unreasonably withheld, continued or delayed.

         4. FORECLOSURE; ATTORNMENT. If the interest of Landlord shall be acquired by Mortgagee by reason of foreclosure of said Mortgage or other proceedings brought to enforce the rights of Mortgagee, by deed in lieu of foreclosure for or by any other method, and Mortgagee succeeds to the interest of Landlord under the Lease, Tenant shall attorn to Mortgagee and its landlord, said attornment to be effective and self-operative without the execution of any other instruments on the part of any party hereto, immediately upon Mortgagee's succeeding to the interest of Landlord under the Lease and the Lease shall continue in accordance with its terms between Tenant and Mortgagee as Landlord; provided, however, that:

             (a) Mortgagee shall not be personally liable under the Lease and Mortgagee's liability under the Lease shall be limited to the interest of Mortgagee in the Property;

             (b) Mortgagee shall not be liable for any act or omission of any prior landlord (including Landlord);

             (c) Mortgagee shall not be subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord); and

             (d) Mortgagee shall not be bound by any amendment or modification of the Lease made without its consent.

         5. All notices, consents and other communications pursuant to the provisions of this Agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a nationally recognized commercial overnight carrier that provides a receipt, such as Federal Express or Airborne, and shall be deemed given when postmarked and addressed as follows:

          If to Mortgagee:         Eagle Bank
                                   222 Main Street
                                   Bristol, CT 06010
                                   Attn:  President and Chief Executive Officer

          With a Copy To:          Hogan & Hartson, L.L.P.
                                   555 Thirteenth Street, N.W.
                                   Washington, D.C. 20004

          If to Tenant:            Liberty Bank
                                   315 Main Street
                                   Middletown, CT 06457
                                   Attn:  President and Chief Executive Officer

          With a Copy To:          Cranmore, FitzGerald & Meaney
                                   49 Wethersfield Avenue
                                   Hartford, CT 06114-1102
                                   Attn:  Kevin M. Dowd, Esq.

          If to Landlord:          Mr. Michael Timbro

                                   ---------------------------

                                   ---------------------------

                                   ---------------------------

          With a Copy To:          ---------------------------

                                   ---------------------------

                                   ---------------------------

                                   ---------------------------

or to such other address as shall from time to time have been designated by written notice by such party to the other parties as herein provided.

         6. NOTICE OF DEFAULT. Tenant agrees to give prompt written notice to Mortgagee of any default of the Landlord in the obligations of the Landlord under the Lease; if such default is of such nature as to give the Tenant a right to terminate the Lease, reduce rent or credit or offset any amounts against future rents, and Mortgagee shall have a reasonable time thereafter to correct any such default; but nothing herein contained shall be deemed or construed to impose any obligations on the Mortgagee to correct or cure any such condition or default.

         7. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, it being expressly understood that all references herein to the Mortgagee shall be deemed to include not only Mortgagee, but also its successor and assigns.

         8. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties respecting the subject matter contained herein and supercedes all prior or contemporaneous, written or oral agreements and negotiations between the parties.

         9. MODIFICATION. No modification, amendment, or termination of this Agreement shall be effective unless in writing and signed by the parties hereto or their respective successors in interest.

         10. GENDER AND NUMBER. Whenever in this Agreement the content so requires, the general used includes the masculine, feminine, and/or neuter and the number used includes the singular and/or plural.

         11. PARAGRAPH HEADINGS. The heading of the paragraphs of this Agreement are for reference purposes only and shall not be construed or deemed to define or limit any of the terms and provisions contained thereunder.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

WITNESSES:                                   MORTGAGEE;
                                             EAGLE BANK

---------------------------------------
Name:                                        By:
                                                --------------------------------

---------------------------------------      Its:
Name:                                                  Duly Authorized



                                             TENANT:
                                             LIBERTY BANK

---------------------------------------
Name:                                        By:
                                                --------------------------------

---------------------------------------      Its:
Name:                                                  Duly Authorized

STATE OF CONNECTICUT     )
                         )    SS:
COUNTY OF                )

         The foregoing  instrument was  acknowledged  before me this ____ day of

April,  1997 by  ________________________,  __________________________  of Eagle

Bank, a Connecticut chartered Savings Bank, on behalf of the Bank.



                                  ----------------------------------------------

                                  Commission of the Superior Court/Notary Public My Commission expires


STATE OF CONNECTICUT     )
                         )    SS:   Middletown
COUNTY OF MIDDLESEX      )


         The foregoing  instrument was  acknowledged  before me this ____ day of

April, 1997 by ________________________,  __________________________  of Liberty

Bank, a Connecticut chartered Savings Bank, on behalf of the Bank.



                                  ----------------------------------------------

                                  Commission of the Superior Court/Notary Public My Commission expires

                                                                       EXHIBIT G


                   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT


         This ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is made and entered into as of April ____, 1997, by and between EAGLE BANK, a federal savings bank ("Eagle"), and LIBERTY BANK, a Connecticut-chartered savings bank ("Liberty"). Capitalized terms used herein, which are defined in the Purchase and Assumption Agreement, entered into as of April __, 1997, by and between Eagle and Liberty (the "Purchase and Assumption Agreement"), shall have the same meanings herein as therein, unless defined herein or the context otherwise requires.

                                   WITNESSETH:

         WHEREAS, pursuant to the Purchase and Assumption Agreement, among other matters, Eagle has agreed to assign, and Liberty has agreed to assume, the Deposits, the Loans and the Safe Deposit Agreements (as such terms are defined below);

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Eagle hereby fully and completely assigns, and Liberty hereby fully and completely assumes, liability for the payment and performance of all Deposits, as defined in the Purchase and Assumption Agreement.

         2. Eagle hereby sells, assigns, conveys, transfers and delivers, and Liberty assumes, without warranty or representation, express or implied, or recourse to, Eagle, except as provided in the Purchase and Assumption Agreement:
(a) the loans described in clauses (i) and (ii) of Section 1.04(a) of the Purchase and Assumption Agreement outstanding at the close of business on the date hereof, attributed on the records of Eagle to the Middlefield Office; (collectively, the "Loans"); (b) the safe deposit agreements, between Eagle (or MidConn Bank, as applicable) and its safe deposit box customers, for the safe deposit boxes at the Middlefield Office in effect at the close of business on the date hereof (collectively, the "Safe Deposit Agreements"); and (c) all records and documents described in Section 1.05(d) of the Purchase and Assumption Agreement; in each case, together with all payments due and to become due and all documents executed in connection therewith and all rights, powers, obligations and remedies of Eagle connected to the interests transferred hereunder.

         3. Eagle hereby (a) resigns as the trustee or custodian of each individual retirement account ("IRA") deposit liability which is part of the Deposits or Keogh Plan deposit liability which is part of the Deposits, in each case of which it is the trustee or custodian, and (b) to the extent permitted by the documentation governing each such IRA or Keogh Plan, appoints Liberty as successor trustee or custodian of each such IRA or Keogh Plan, and Liberty hereby accepts each such trusteeship or custodianship and assumes all fiduciary obligations with respect thereto.

         4. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees, successors and assigns.

         5. This Agreement is given pursuant to Section 1.07 of the Purchase and Assumption Agreement and, except as herein otherwise provided, the assignment and assumption of any of the

Deposit Liabilities, Loans and Safe Deposit Agreements hereunder are made subject to the terms and provisions of the Purchase and Assumption Agreement.


         6. All of the transactions provided for herein shall be effective as of the close of business on the date hereof.

         7. This Agreement is made and entered into in the State of Connecticut and the laws of that jurisdiction shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

                  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.


                                   EAGLE BANK


                                   By:
                                       ---------------------------------------
                                       Robert J. Britton
                                         Chairman of the Board, President and
                                         Chief Executive Officer


                                   LIBERTY BANK


                                   By:
                                       ---------------------------------------
                                       Kendrick F. Bellows
                                        President and Chief Executive Officer